Exhibit 4.3

Contract No. P41031

Moscow

01.01.2004

JSC “Tetra Pak AO”,

Moscow, hereinafter referred to as the “Seller”, represented by the Sales and marketing Director Uros Kepic, acting in accordance with the Power of attorney, on one part, and

PJSC “Lianozovo Dairy”,

Hereinafter referred to as the “Buyer”, represented by Executive Director Byrdin M.O. acting in accordance with the Regulation Rules have concluded the present contract on the following:

PART 1

1.1. SUBJECT OF THE CONTRACT

The Seller sells and the Buyer buys packaging material with the Trademark of the Seller and also attendant accessories in accordance with specifications (annex No. l to the present contract) further the Goods. The deliveries are being fulfilled according to the orders placed by the Buyer in accordance with the Annex 2.

1.2. PRICES

1.2.1 The approximate amount of the Contract is EURO 40,000,000 (forty millions) excluding VAT. The exact amount of the Contract is to be determined according to the actual deliveries of packing material.

1.2.2 Price for the packaging material, which is stipulated in the Specification (Annex No. 1 to the present Contract), amount of insurance and transportation are fixed by the Seller in EURO excluding VAT and included separately into the invoices to be paid by the Buyer.

VAT is to be set in factura-invoices in accordance with the rate acting at the date of invoice issuing.

1.2.3 Prices for the packaging material include pallets delivered to the Buyer.

Prices for all types of packaging material, excepting Tetra Rex, include the cost of corresponding quantity of LS PPP Strip and MPM Strip necessary for package forming.

Prices for Tetra Top include the cost of corresponding quantity of Tetra Moulding and Tetra Masterbatch necessary for package top forming.

The price of Tetra Masterbatch necessary for Flexi Cap closure forming is included into the packaging material price.

1.3. QUANTITY AND PAYMENT CONTITIONS

1.3.1 Payment should be made in Rubles to the Seller’s account in accordance with the exchange rate of the Central Bank of RF on the date of transferring the amount from the Buyer’s account. The factura-invoice should be paid within 61 calendar days from the date of issue of the factura-invoice but not earlier than the delivery of packaging material to the Buyer’s warehouse.

1.3.2 The date of issue of the factura-invoice can not be prior to the date of dispatch.

1.3.3 In case the Buyer has failed to make a payment in accordance with the payment conditions the Seller has the right to charge the penalty on overdue amount of 20% yearly for every overdue day.

1.3.5 Supplier shall be entitled to deliver up to 10% above or below the quantity of packaging material ordered by the Buyer, the final balance will be adjusted accordingly to the delivered quantity.

1.4. TERMS OF DELIVERY

1.4.1 The goods are to be delivered to the Customer’s warehouse (Moscow and Moscow region) by transport of the Supplier due to the Buyer if not otherwise specified in the order.

                Delivery (within European part of R F territory is to be effected by fully-loaded trucks according to the order agreed by the parties, the only exception being the last shipment.

1.4.2 Delivery is to be effected within 6 weeks after the Seller receives the official order and if the design(s) — the original proof of technological texts signed and dated, duly approved by the Buyers, is available for the Seller.

1.4.3 In case of delivery delay through the Seller’s fault the Buyer has the right to charge the penalty on delayed lot of delivery amount of 20% yearly for every overdue day.

1.4.4 The Buyer shall undertake costs of storage of the unpaid goods at the Seller’s warehouse in case of delay in shipment of goods, if the delay occurred due to the reasons depending on the Buyer and exceeded 10 calendar days from the established shipment date.

1.4.5 The Seller shall give shipment advice to the Buyer one e the truck has left the factory and supply the Buyer with all the documents and invoices needed for each shipment by fax within 24 hours.

1.4.6 The production facilities are to be chosen in mutual agreement with the Buyer. In any case of changes the Buyer has to be informed beforehand.

1.4.7 The Buyer shall compensate the demurrage cost after 24 hours from. The stand demurrage equals to:

— 150.00 EURO (excl. VAT) per day for the stay of one not unloaded truck arrived from Tetra Pak factories to the specified in transport documents address not later than 12:00am on the agreed arrival date.

In case if the truck arrives to the specified in transport documents address earlier the agreed arrival date the demurrage cost should not be charged for the period from the arrival time up to 12:00am on the agreed arrival date.

In case if the truck arrives to the specified in transport documents address later 12:00am on the agreed arrival date the demurrage cost should calculated after 24 hours from the time of arrival.

In case if the truck arrives to the specified in transport documents address later the agreed arrival date the demurrage cost should calculated after 48 hours from the actual time of arrival. Actual time of arrival of the truck (date, time) is to be stated by the Buyer’s representative in transport documents .

The time of the truck arrival stated in transport documents is to be the basis for the demurrage cost calculation.

1.5. TRANSPORTATION RISCS

All the rises connected with the transportation of goods to the warehouse of the Buyer are born by the Seller.

The Seller is to reimburse to the Buyer all the losses caused by the damage of goods during transportation subject to the conditions of article 2.4. “Acceptance of goods damaged during the transportation”.

The Buyer shall determine the form of reimbursement: reimbursement of losses by cash or in kind.

PART 2. General conditions of sales

2.1. REQUIREMENTS TO PAYMENT INVOICES

The Buyer shall specify the following information when filling up the bank papers to effect the prepayment or the payment according to the invoice.

2.1.1 Factura-Invoice settlement

— Date and number of the factura-invoice

— INT

2.1.2. General Conditions

In case the prepayment or the payment shall be effected by the third party it is necessary to specify the name of the Buyer in addition to the items numerated above.

2.2. PACKING AND MARKING

The goods is to be shipped in packing suitable for Ion g distance transportation.

Each reel is to be shrink-wrapped. Each pallet with the reels is to be shrink-wrapped as well. Marking shall be as follows:

Contract No P 41031

Consignee: ____________

Address of destination: ________________

2.3. STORAGE REQUIREMENTS

For Tetra Brik and Tetra Brik Aceptic packaging material:

Under normal circumstances, reels of packaging material are double-wrapped.

— Each reel is tightly shrink-wrapped.

— Each pallet is enclosed in a shrink-film.

Pallets can be stacked three on top of each other provided a rigid divider board is placed on top of the lower pallets.

Transportation pallets are irrevocable and their life is limited.

Temperature: Between 0° and +20°C is not detrimental but ensure that immediately prior to production the material is to be conditioned in the temperature of +20° +30° C. The ideal temperature for storage is +20°C.

Humidity: 30% to 70% RH.

Actual storage temperatures and relative humidity in some cases deviate from recommendations. If so, it is advised that prolonged storage should be avoided through the use of efficient delivery schedule and by ensuring a strict rotation system, i.e. “first in — first out”.

Whenever possible correct such deviations by means of adequate heating, cooling or humidity control equipment.

2.4. ACCEPTANCE OF THE GOODS

2.4.1 On delivery and acceptance of goods by the Buyer or Consignee the notes should be done by them in the shipment documents.

2.4.2 Final acceptance of the goods as to the quantity to be made by the Buyer at the site within 10 days from the date of the delivery.

2.4.3 In case the Buyer has any claims as per the quality of the packaging material supplied he has the right to submit them for the attention of the Seller within 12 (twelve) months from the delivery date of the packaging material provided that all the storage requirements given in Article 2.3 have been fully met. No claims are accepted if the above time is overdue.

2.4.4 In case of any claims the Buyer should prepare the claim according to the “Packaging Material Claim Routine” Appendix No 3.

2.4.5 If the claims as per the quality submitted by the Buyer and received by the Seller before 3 months expire from the date of the arrival of the goods to the Buyer’s warehouse, the claimed goods shall be compensated/delivered with the nearest to the claim confirmation date delivery from the same production place of the packaging material equals to the amount of the claimed material. If the total quantity of the packaging material to be replaced is less than one prefabricated reel for Tetra Brik packaging material, the claimed goods shall be compensated/ delivered when producing the next coming order of the Buyer.

2.4.6 If the claims are submitted by the Buyer and received by the Seller after 3 months but before 12 months expired from the delivery date, the way to compensate the claimed goods shall be specified additionally.

2.4.7 The liability is to be determined by the Agreement of the parties.

2.4.8 Acceptance of goods damaged during transportation

Shall the goods be damaged during the transportation, the Buyers shall at his own expense and risk:

— effect the acceptance of the damaged,

— inform the Seller of the damages in writing by fax (cable) immediately,

— take all the necessary steps to prevent the further damaged and loss of the goods and transport facilities,

— take picture of the damaged goods prior to unloading from the transportation facilities (picture should show the type of damage and the reason of the damage if possible),

— in case of truck delivery of damaged goods, make the note in the shipment documents of the revealed damages during the transportation, provide for the signature of the transportation company representative on the shipment documents containing the note of the damages. In case the transportation company representative denies to supply the shipment documents with the note of the damage, the Buyer makes the following note himself.

— in case of damaged goods carriage by rail, to sign with a carrier representative a carrier’s statement describing the damage.

— forward the originals of the above listed documents to the Seller through courier service within 72 hours from the moment of acceptance of goods.

2.5. INTANGIBLE PROPERTY AND TRADEMARKS

2.5.1 The Buyer releases the Seller of any obligations or responsibility for lawlessly placed order for packaging material in the face of the third persons.

2.5.2 In case of unauthorized use of the Seller’s or Buyer’s trademarks by one of the Parties the  injured party parties may terminate this Contract, seek damages, compensation or any other remedies available under applicable laws.

2.6. FORCE MAJEURE

If the Seller or the Buyer are prevented to perform in whole or in part its obligations in accordance with this Contract or is unreasonably burdened by circumstances over which he has no control, including but not limited to Acts of God, civil war, mobilization, military conscription on a large scale, riots, insurrections and revolutions, sabotage, requisition, confiscation, nationalization, embargoes and expropriation, public decrees or any other prohibition acts of authorities, strikes, lockouts, natural cataclysms such as violent storms, earthquakes, lightning, fire, explosions, faults this shall suspend performance of the obligation without incurring any liability for compensation whatsoever.

The circumstances of force majeure should be proved by the conclusion of the Chamber of Commerce of the Russian Federation.

2.7. ARBITRATION

All disputes, differences or demands which may arise out of or in connection with the present Contract, and connecting its fulfilment transgression, stoppage or nonvalidity, are to be settled in the International commercial Arbitration court at the Chamber of Commerce and Industry of RF in Moscow in accordance with it’s Rules.

Arbitration hearings is to be held in Moscow.

During the settlement of all disputes the parties must guided by the Material Rules of RF.

The  award  of  the  Arbitration Court  is  final  and binding upon both parties.

2.8. OTHER CONDITIONS

2.8.1 The contract comes into effect from the date of signing.

2.8.2 The validity of the Contract is one year, i.e. till December 31, 2004.

2.8.3 After signing the contract all the preliminary agreements, discussions and correspondence between the parties concerning this contract are to be considered in valid from the date of signing.

2.8.4 All the appendices and addenda to the present contract make the integral part.

2.8.5 All the amendments and Annexes to the present contract are valid only on condition of being made in written form and signed by both parties.

2.8.6 Neither party has the right to assign its obligations and rights under the present contract to any third party without written consent of the other party.

                However the Seller can assign its rights and obligations regarding this Contract to another company within Tetra Laval Group. The Buyer can assign its rights and obligations regarding this Contract to another company within Wimm Bill Dann group of companies in the European part of the Russian Federation.

In both cases the above should take place against written consent of the parties.

2.8.7 If the Buyer initiates the termination of this Contract the Seller must stop immediately further production of the goods for the deliveries as per this contract in case of a written request from the Buyer concerning termination of this contract. Should there be any orders in production  the Seller should immediately stop further production and the Buyer is obliged to pay the price of the goods produced on the date of the termination.

2.9. LEGAL ADDRESSES OF THE PARTIES

Seller:

JSC “Tetra Pak AO”

2-nd Spasonalivkovsky per.,3, 117049, Moscow,

INN 7706017070

acc. 40702810100021000943

in ING  Bank Evrazia Moscow

corr. acc. 30101810500000000222

BIK 044525222

KPP 770601001

ACBNE 71100

OCEO 40170539

Address of the Bank:

123022 Moscow, Krasnaya Presnia, 31

Buyer:

OAO “Lianozovo Dairy”

108, Dmitrovskoesh., 127591,

Moscow, Russia

Account:

Saving Bank of the Russia, Moscow, 6

Boljshaja Andronyevskaya Street,

109544, Moscow, Russia

Current account No 40702810038000130059

INN 7713085659

Code OKOHX 81200,72200,71500,18151,84100

Code OKPO 05268977

K/C 30101810400000000225

BIK 044525225

The Contract is made in English and Russian languages. In case of differences between English and Russian texts the Russian text shall always prevail over the English text.

Annex 1: Specification

Annex 2: LQS and Quantity Discounts for packaging material

Annex 3: Packaging material claim routine customer

FOR AND ON BEHALF OF THE SELLER

/s/ K. Urosh

FOR AND ON BEHALF OF THE BUYER

/s/ M. Byrdin

Date: January 01, 2004.

Annex 1

to the Contract P4 1031

SPECIFICATION

January 01, 2004

No.	Type of packaging material	Package volume, ml	Price FCA TP factory, EUR, Excl. VAT	Printing method

Production place: Tetra Pak Kuban
1	TBA/m 6200-810 PPP LS Strip 8840/8842-951-01	1000 ml Base Cons.: 0.132 kg / 1000 packs	70.87 / 1000 packs included into material price	Flexo
2	TBA/m 6200-460 PPP LS Strip 8840/8842-951-01	200 ml Base Cons.: 0.076 kg / 1000 packs	32.62 / 1000 packs included into material price	Flexo
3	TB/m 6100-810 PPP LS Strip 8840/8842-951-01	1000 ml Base Cons.: 0.132 kg / 1000 packs	38.17 / 1000 packs included into material price	Flexo
	FlexiCap 7 Tetra Moulding Po;ymer 8798-991-01 Tetra Masterbatch Polymer 8797-999-01	Cons.: 1.475 kg / 1000 pcs Cons.: 0.075 kg / 1000 pcs	2.20 / 1000 pcs
4	TB/m 6100-700 PPP LS Strip 8840/8842-951-01	500 ml Base Cons.: 0.090 kg / 1000 packs	25.83 / 1000 packs included into material price	Flexo
5	TB/m 6042-810 PPP LS Strip 8840/8842-951-01	1000 ml Base Cons.: 0.132 kg / 1000 packs	45.50 / 1000 packs included into material price	Flexoprocess

THE SELLER	THE BUYER
CJSC “Tetra Pak AO”	OJSC Lianozovo Diary Plant

No.	Type of packaging material	Package volume, ml	Price FCA TP factory, EUR, Excl. VAT	Printing method

Production place: Tetra Pak Kiev
1	TBA/m 6295-813 PPP LS Strip 8842-951-01	1000 ml Slim Cons.: 0.146 kg / 1000 packs	77.17 / 1000 packs included into material price	Flexoprocess
Add. Materials	ReCap3 8940-001-01 white		6.01 / 1000 pcs
	IS PEP Strip 8865-967-01	Cons.: 0.03 kg / 1000 packs	16.03 / kg
	PULL Tab Strip 8738-728-01	Cons.: 0.0145 km/1000 packs	49.72 / km
2	TBA/m 6295-460 PPP LS Strip 8842/8840-951-01	200 ml Base Cons.: 0.076 kg / 1000 packs	33.60 / 1000 packs included into material price	Flexoprocess
Production place: Tetra Pak Merdijk
1	TPA/j 6678-813 PPP LS Strip 8842-951-01	1000 ml Slim Cons.: 0.146 kg / 1000 packs	101.00 / 1000 packs included into material price	Offset
Add. Materials	ReCap3P 8977-001-01 white		6.01 / 1000 pcs
	IS PEP Strip 8865-891-01 PULL Tab Strip 8729-733-01	Cons.: 0.037 kg / 1000 packs Cons.: 0.013 km / 1000 packs	16.03 / kg 58.87 / km
2	TPA/j 6983-561 PPP LS Strip 8842-951-01	250 ml Square Cons.: 0.099 kg / 1000 packs	51.46 / 1000 packs included into material price	Offset
Add. materials	IS PEP Strip 8865-917-01 PULL Tab Strip 8738-722-01 OS OPP Strip 8871-149-01	Cons.: 0.026 kg / 1000 packs Cons.: 0.030 km / 1000 packs Cons.: 0.040 kg / 1000 packs	16.03 / kg 30.51 / km 11.35 / kg

Type of straws		Quantity	Price FCA Furulund (Sweden), EUR, (VAT excl, duties included,transportation and insurance excluded)

Production place: Tubex AB
1	U straws, 150mm long,4 mm diam for TBA 200B Code:8775-145-57 / U1454
		1000 pieces	3.49
2	T straws, 150mm long,5/6 mm diam for TPA 250 Square Code:8783-919-01 / T15056 (white)
		1000 pieces	3.65

Annex No. 2 to contract No. P41031

I. Set-up Charges and Minimum order size for Roll material Tetra Brik, Tetra Brik Aseptic, Tetra Prizma Aseptic, Tetra Fino Aseptic, Tetra Top.

I.1.  Low Quantity Set-up Charges  for Juice and Milk material Tetra Brik Aseptic and Tetra Prizma Aseptic.

Minimum Order size free of Low Quantity Set-up Charges  for ALL Juice and belowmentioned products

“Domik v derevne” 1L

“Vesioly molochnik” 1L

“Kubanskaya burenka” 1L

“Chudo” flavoured milk 0.2L

“Red Up” milk 0.2L

“Domik v derevne” cream 10% 0.2L

“Domik v derevne” milk 3.5% 0.2L

“M” 1L

in milk Tetra Brik Aseptic and Tetra Prizma Aseptic equals to 1000.000 packs.

Set-up Charges for the listed materials must be charged for individual order or co-print less than 1000.000 packs  as a lump sum per printing method:

Flexo / Flexoprocess	+ 840 EURO for order
Roto / Offset	+ 1 080 EURO for order

Set-up Charge must be shown in the invoice separately.

In case of the partial order delivery, the whole amount of the Set-up charge is to be added to the first invoice.

I.2.Low Quantity Set-up Charges  for Milk material Tetra Brik Aseptic, Tetra Top, Tetra Brik Base, Tetra Brik Base, Tetra Brick Square.

                Starting from June 01, 2003 Minimum Order size free of Low Quantity Set-up Charges  for  milk material Tetra Brik Aseptic (not mentioned in article 1.1.),  Tetra Top and Tetra Brik equals to 500.000 packs.

                Set-up Charges for the listed materials must be charged for individual order or co-print less than 500.000 packs as a lump sum per printing method:

Flexo / Flexoprocess	+ 840EURO for order
Roto / Offset	+ 1 080EURO for order

Set-up Charge must be shown in the invoice separately.

In case of the partial order delivery, the whole amount of the Set-up charge is to be added to the first invoice.

1.3. Minimum production order size for roll materials Tetra Brik, Tetra Brik Aseptic, Tetra Prizma Aseptic, Tetra Top depends on package volume:

125 ml	520.000 packs
160-300 ml	370.000 packs
330-600 ml	210.000 packs
750-1000 ml	120.000 packs
BoLEE 1000 ml	80.000 packs

I.4 Low Quantity Set-up Charges and Minimum Order size  for Milk material Tetra Fino Aseptic.

                Minimum Order size free of Low Quantity Set-up Charges  for  milk material Tetra Fino Aseptic (with any design) equals to 1 300.000 packs.

                Set-up Charges for the listed materials must be charged for individual order or co-print less than

1 300.000 packs as a lump sum per printing method:

Flexo / Flexoprocess	+ 840 EURO for order

Set-up Charge must be shown in the invoice separately.

In case of the partial order delivery, the whole amount of the Set-up charge is to be added to the first invoice.

Minimum production order size for Tetra Fino Aseptic equals 270.000 packs.

II. Order Routin for Roll material Tetra Brik, Tetra Brik Aseptic, Tetra Prizma Aseptic, Tetra Fino Aseptic, Tetra Top.

II.1 Roll Material Order Routin:

                The term “Single order” should be interpreted as Buyer’s application for production of a certain quantity of packaging material with one approved design.

The term “Co-print order” should be interpreted as a set of Single orders with designs of similar colors in quantity multiple to:

—    4 — for Tetra Pak factories in Kiev, Limburg, Romont, Lund, Rubiera, Izmir, Timashevsk and Moerdijk for packaging material TBA/m and TBA/j 1000ml Base and 1000ml Slim, TPA/j 330ml, TB/m 1000ml and 500ml, TFA/m

—    5 — for Tetra Pak factories in Berlin for packaging material TB/m Square 1000 ml

—    6 — for Tetra Pak factories in Kiev and Timashevsk for packaging material TBA/m and TBA/j 200ml Base.

II.2.  Single order or co-print order is considered to be an integral part of the present Contract and should be prepared by fax or e-mail.

III.   Low Quantity Surcharges for Blanks Packaging Material Tetra Rex

III.1. Low Quantity Surcharges

Order (1000 packs)	Surcharge (EURO / 1000 packs)

249 — 100	5.00

99 — 50	11.30

Low Quantity Surcharges are based on ordered quantity. When ordering quantities stipulated in column “Order” a sum of EURO stipulated in column “Surcharge” should be added to the price.

III.2.  Minimum production order size for blank material equals to 50 000 packs.

IV.   Upon receipt of the order the Sellers shall inform the Buyer by fax or e-mail within 2 working weeks that the order has been accepted by the factory — producer for execution.

FOR AND ON BEHALF OF THE SELLER

Annex No. 3 to contract No. P41031

Packaging Material Claim Routine Customer

1.1.                              In case the buyer has any claims a per the quality of packaging material supplied that cannot be used in the filling machine, the Buyer should prepare a Claim as the following:

1.2.                              Take the pictures of Claimed packaging material.

                                                One copy should be sent by fax (095) 787-8001 for the attention of Field Service Manager, than this copy and pictures should be sent to Seller’s Technical Service:

8, Wilhelm Pieck Str., Moscow.

One copy to be retained by the Buyer.

One copy to be attached to the faulty packaging material to show that it is placed on hold.

1.3.                              The Claimed material should be then kept separate and stored according to the conditions stated in the sales contract.

1.4.                              Technical Service will contact the Buyer within 24 hours from the Claim receipt or confirm receipt of the claim in writing.

1.5.                              The Seller should come back with feedback on the Claim within 5 (five) working weeks from the date of receipt.

The Seller representative informs the Buyer’s purchase department of the taken decision within this period.

1.6.                              An agreement is to be made between Technical Service and the Buyer, that in case A (article 1.5) Service Engineer is to be sent to the Buyer’s site within 3 working days from the Claim receipt, in case B (article 1.5) the Claim will be investigated at the next site visit but not later than one months from the Claim receipt.

1.7.                              The Service Engineer shall investigate if filling machine is set up according to the standards (see MM book).

1.8.                              In case if current machine set up does not correspond to the standard one, the Service Engineer shall adjust the machine according to MM book and investigate the possibility to use the Claimed Material on it.

                        If the machine operates with claimed material after adjustment, the Buyer is obliged to compensate to the Technical Service the related expenses.

1.9.                              In case if current machine set up does correspond to the standard one, the Service Engineer shall adjust the machine to operate with Claimed Material at the Seller’s expense.
If it is possible, a report is to be completed where this and any other changes made to the filling machine are described.

                                                One copy to be returned to Technical Service.

1.10.                        If the Service Engineer concludes that the claimed packaging material cannot be used on the filling machine, then Technical Service should complete the Claim Report to the producer of this material and attach the samples of the packaging material (at least 2 meters of roll packaging material or 20 blanks of Tetra Rex).

                        In this case the Seller is obliged to compensate the claimed packaging material according to the of the Contract No P41031 and export defective packaging Material from the premises upon the Buyer’s request within 3 (three) months from the date of credit-note issue.

FOR AND ON BEHALF OF THE SELLER